Chris D’Couto
President and CEO

LETTER TO SHAREHOLDERS

JANUARY 7, 2013

Dear Fellow Shareholders:

I am writing you as part of an integrated and ongoing communication plan to update you on our accelerating progress.

Neah Power continues its aggressive efforts to commercialize our proprietary and patented fuel cell technology – the PowerchipTM product and the PowerPlay™ product - that we believe has the potential to revolutionize the energy storage marketplace. Over $50 million has gone into the Company, and we are starting to see the benefits. The process to commercialize this award-winning technology has taken longer and has been harder than we originally expected, and was further affected by our ongoing, challenging, financial situation, but I believe we are at an important inflection point. We recently introduced our PowerPlay™ technology that leverages some key components of the PowerchipTM technology to build a low-cost, consumer-oriented product. We intend to launch that product by Spring 2013. We invite our shareholders to visit our website (www.neahpower.com) and view the corporate video ‘About Neah Power Systems’ which is a very informative overview of the Company and the PowerchipTM and PowerPlay™ technologies. While our capital constraints severely limit our ability to execute on our business plan, we continue to be optimistic about our opportunities, and we advise readers to review our annual report (10-K) that was recently filed.

As a result of recent developments, I want to use this opportunity to share the reasons I am optimistic for our future.

  On June 26, 2012, we announced an initial order from a Fortune 150, U.S.-based defense supplier, for the PowerchipTM fuel cell. We successfully shipped to this customer and completed the planned testing and received payment for the unit. We believe this is the first of several orders from this customer as they work to qualify the unit among several of its rapidly evolving and growing product lines including soldier power units, remote power stations, and to power unmanned underwater (UUV) and unmanned aerial (UAV) vehicles.
  Continuing discussions with a large defense entity in India to license our PowerchipTM fuel cell technology for production and use for India military applications. We have had multiple visits onsite in India with this defense entity, and we have had delegations from this entity visit us to further and finalize this business.
  We have a letter of interest with a large U.S.-based aerospace company, and we have provided a scope of work with detailed milestones and a commercial proposal for commercial aviation applications of our PowerchipTM fuel cell technology. Depending on the availability of sufficient funding, our plans for fiscal 2013 include progress on various milestones related to this scope of work. If we are successful with our proposal, this could be a multi-year effort to incorporate fuel cells into commercial aviation applications.
  We believe completion of these milestones would lead to significant follow on business with this customer.
  A company in South Africa is very interested in using our PowerchipTM fuel cell technology for off-grid power applications, and we continue to have discussions with them.

Chris D’Couto
President and CEO

  We have presented commercial proposals for the PowerPlay™ technology to a large consumer company who has expressed interest in this product.
  We are in discussions with a telecom company for the PowerPlay™ product. This would be targeted for mobile phone recharging for consumer use.
  We are in discussions with a company that is evaluating our PowerchipTM fuel cell technology for underwater applications for seabed monitoring.
  We are in early stage discussions with a major telecom to deploy our PowerchipTM fuel cell technology in cell phone towers.
  We have pending grant proposals to various defense agencies for both the Powerchip™ and the PowerPlay™ technologies. These have been submitted jointly with the Fortune 150 defense supplier referred to above and other parties.

These are exciting times for the Company and I look forward to sharing our success with you as we focus on commercializing our technology and enhancing shareholder value. I appreciate your patience and continued support of Neah Power.

Chris D’Couto PhD, MBA

President and CEO

Company Contact:

Marianne Breum
Neah Power Systems
info@neahpower.com
425-424-3324

About Neah Power

Neah Power Systems, Inc. (NPWZ.OB) is developing long-lasting, efficient and safe power solutions for military, transportation, and portable electronics. Neah uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The Company’s PowerChip® micro fuel cell system can run in aerobic and anaerobic modes and the PowerPlayTM product is a cost effective, aerobic product targeted for consumer use.

Further company information can be found at www.neahpower.com.

Chris D’Couto
President and CEO

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All statements in this press release other than statements of historical fact, including statements that address events or developments that management expects or anticipates will or may occur in the future, including statements related to customers, product orders, revenues, profitability, new products, adequacy of funds from operations, cash flows and financing, and potential strategic transactions are forward-looking statements. Examples of forward-looking statements include our ability to obtain future product orders from customers, our ability to finalize and enter into an agreement with the potential customer in India, our ability to successfully commercialize our technology and any future business combination that we may enter into. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Neah Power System’s Form 10-K for the fiscal year ended September 30, 2012 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future